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EXHIBIT 21


                         Subsidiaries of ANADIGICS, Inc.

                                                 State of Jurisdiction
Name of Subsidiary                           of Incorporation and % Owned

ANADIGICS (U.K.) Limited                         United Kingdom   100%
ANADIGICS, Limited                               Israel           100%
Broadband & Wireless Investors, Incorporated     Delaware         100%
ANADIGICS Acquisition Corp.                      Delaware         100%
ANADIGICS Holding Corp.                          Delaware         100%
Telcom Devices Corp.                             California       100%